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                                                                   EXHIBIT 23(A)

                         INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Heritage Media Corporation:

    We consent to incorporation by reference in the Registration Statement (No. 33-32200) on Form S-8 of Heritage Media Corporation of our report dated February 17, 1995 relating to the consolidated balance sheets of Heritage Media Corporation and subsidiaries as of December 31, 1994 and 1993 and the related consolidated statements of operations, stockholders' equity, and cash flows and related schedules for each of the years in the three-year period ended December 31, 1994, which report appears in the December 31, 1994 Annual Report on Form 10-K of Heritage Media Corporation.

                                          KPMG PEAT MARWICK LLP

Dallas, Texas
December 15, 1995